                                                                       EXHIBIT D

                                                                  Conformed Copy

          GUARANTEE AGREEMENT (this "Agreement") dated as of December 1, 1998 between TELENOR AS, a corporation organized and existing under the laws of Norway (the "Guarantor"), and OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer").

                                   WITNESSETH

          WHEREAS, Telenor East Invest AS, a corporation organized and existing under the laws of Norway (the "Purchaser") and the Issuer are parties to a Primary Agreement dated as of December 1, 1998 (as amended, supplemented or otherwise modified and in effect from time to time, the "Primary Agreement"), pursuant to which the Issuer has agreed to issue and the Purchaser has agreed to purchase 8,902,201 shares of the Issuer's common stock, in each case, on the terms and subject to the conditions of the Primary Agreement; and

          WHEREAS, to induce the Issuer to enter into and perform the Primary Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor has agreed (to the extent hereinafter provided) to procure to secure the performance of the Purchaser's obligations under the other Principal Agreements to which it is a party;

          NOW, THEREFORE the parties hereto agree as follows:

Section 1      Definitions
               -----------

        Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as defined therein.

Section 2      The Guarantee
               -------------

2.01      Guarantee
          ---------

          Subject to the limitation set forth in Section 2.02 hereof, the Guarantor hereby procures to secure to the Issuer the performance of all of the obligations of the Purchaser under the Primary Agreement and the other Principal Agreements to which the Purchaser is a Party (other than the obligation of the Purchaser to pay the Purchase Price pursuant to Article II of the Primary Agreement), in each case, strictly in accordance with the terms thereof.

2.02      Limitation
          ----------

          Notwithstanding the foregoing provisions of this Section 2, the aggregate amount for which the Guarantor shall be liable under this Agreement, if any, shall not exceed an amount equal to the Initial Purchase Price (as defined in the Primary Agreement).
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                                       2

Section 3      Undertaking of Guarantor
               ------------------------

3.01      Transfers
          ---------

          The Guarantor hereby covenants and agrees not to transfer (by merger or otherwise), sell or otherwise dispose of any shares of capital stock of the Purchaser to any Person other than a Controlled Affiliate of the Guarantor without the prior written consent of the Issuer.

Section 4      Representations and Warranties
               ------------------------------

        The Guarantor represents and warrants to the Issuer that, as of the date hereof:

4.01    Organization; Ability to Consummate Transactions
        ------------------------------------------------

        The Guarantor is a corporation duly organized and validly existing under the Laws of the Kingdom of Norway. The Guarantor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.02    Authority
        ---------

        The execution and delivery by the Guarantor of this Agreement, and the performance by the Guarantor of its obligations hereunder, have been duly and validly authorized by authorized signatories of the Guarantor, no other corporate action on the part of the Guarantor or its stockholder being necessary. This Agreement has been duly and validly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

4.03    No Conflicts
        ------------

        The execution, delivery and performance by the Guarantor of this Agreement will not:

        (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter (vedtekter) of the Guarantor; or

        (b) to the Knowledge of the Guarantor, conflict with or result in a violation or breach of any term or provision of any Norwegian Law or Order applicable to the Guarantor or any of its material Assets and Properties.

4.04    Governmental Approvals and Filings
        ----------------------------------

        To the Knowledge of the Guarantor, no consent, approval or action of, filing with or notice to any Norwegian Governmental or Regulatory Authority on the part of the Guarantor is required in connection with the execution, delivery and performance of this Agreement.

4.05    Legal Proceedings
        -----------------

        There are no Actions or Proceedings pending or, to the knowledge of the Guarantor, threatened, against the Guarantor or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
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                                       3

4.06      Ownership of the Purchaser
          --------------------------

          All of the outstanding Equity Interests of the Purchaser are wholly owned by the Guarantor, free and clear of any Liens (other than Permitted Liens).

Section 5      Miscellaneous
               -------------

5.01      No Waiver
          ---------

          No failure on the part of the Issuer or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Issuer or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

5.02      Governing Law;  Arbitration;  Waiver of Sovereign Immunity
          ----------------------------------------------------------

       (a) This Agreement shall be governed by, and construed in accordance with, the laws of Norway.

       (b) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules in force (the "UNICITRAL Rules") in accordance with the following terms and conditions:

              (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

              (ii) Either party to this Agreement may refer a matter to arbitration by written notice to the other party.

              (iii) The place of the arbitration shall be Stockholm, Sweden.

              (iv) The claimant party shall appoint one (1) arbitrator and the respondent party shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint the third arbitrator, in accordance with the UNCITRAL Rules. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the Arbitration Institute of the Sweden Chamber of Commerce, Stockholm.

              (v) The English language shall be used as the written and spoken language for the arbitration and all matters connected with all references to arbitration.

              (vi) The decision of the arbitrators shall be made by majority vote and shall be in writing.

              (vii) The decision of the arbitrators shall be final and binding on the parties to this Agreement, save in the event of fraud, manifest mistake or failure by any of the arbitrators to disclose any conflict of interest.
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                                       4

               (viii) The decision of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the Person and assets of the losing party in any jurisdiction.

          (c) In the event any dispute is submitted to arbitration pursuant to
Section 5.02(b), the panel of arbitrators may, if it deems such award appropriate, award a party costs and expenses incurred by such party in enforcing its rights. Except as so awarded, each party shall bear its own costs and expenses of enforcing its rights to arbitrate under this Section 5.02.

          (d) Except for arbitration proceedings pursuant to Section 5.02(b) above, no action, lawsuit or other proceeding (other than a proceeding to compel arbitration or to enforce any arbitration decision) shall be brought by or between the parties to this Agreement and/or any of their affiliates in connection with any matter arising out of or in connection with this Agreement.

          (e) Telenor hereby represents and warrants that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and Telenor hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, or enforceability of judicial or arbitral awards.

5.03      Notices
          -------

          All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

          If to the Guarantor, to:

                  Telenor AS
                  Universitetsgaten 2
                  0130 Oslo
                  Norway

                  Facsimile No.: +47-22-779908
                  Attn:  Terje Thon

                  with a copy to:

                  Advokatene i Telenor
                  Universitetsgaten 2
                  0130 Oslo
                  Norway

                  Facsimile No.: +47-22-114461
                  Attn:  Kaare M. Risung
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                                       5

                  If to the Issuer, to:

                  Vimpel-Communications
                  10-12, Ulitsa 8-Marta
                  125683, Moscow
                  Russian Federation

                  Facsimile No.: +7095 755-3682
                  Attn:  Georgy Silvestrov
                         General Counsel

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Dukat Place II
                  7, Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation

                  Facsimile No. +7095-974-2412
                  Attn: Melissa J. Schwartz

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 5.03, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.03, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 5.03, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 5.03). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.


5.04      Waivers, etc.
          -------------

          The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Guarantor and Issuer. Any such amendment or waiver shall be binding upon the Issuer and the Guarantor.

5.05      Term
          ----

          This Agreement shall take effect on the date hereof and remain in effect until the date which is one (1) year after the date on which each of the other Principal Agreements to which the Issuer and the Purchaser are parties has terminated.

5.06      No Assignment;  Binding Effect
          ------------------------------

          Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party hereto and any attempt to do so will be void, except for assignments and transfers in accordance with the terms of this Agreement. Subject to the preceding sentence, this
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          Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Guarantor and the Issuer.


5.07      Counterparts
          ------------

          This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.


          IN WITNESS WHEREOF, the parties hereto have caused this Guarantee Agreement to be duly executed as of the day and year first above written.


                                            TELENOR AS,
                                            as Guarantor


                                            By /s/ Henrik Torgersen
                                               --------------------------
                                              Name:  Henrik Torgersen
                                              Title: Attorney-in-Fact



                                            OPEN JOINT STOCK COMPANY
                                            "VIMPEL-COMMUNICATIONS"


                                            By /s/ D. B. Zimin
                                               --------------------------
                                              Name:  D. B. Zimin
                                              Title: President and Chief
                                                     Executive Officer